Exhibit 4.46
AMENDMENT NO. 4 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 4 TO CREDIT AGREEMENT AND CONSENT, dated as of March 12, 2009 (this “Amendment”), is made by and among the Lenders (as defined below) identified on the signature pages hereof, WELLS FARGO FOOTHILL, INC., a California corporation, as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), BAIRNCO CORPORATION, a Delaware corporation (“Parent”), each of Parent’s Subsidiaries identified on the signature pages hereof as a Borrower (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), and each of Parent’s Subsidiaries identified on the signature pages thereof as a Guarantor (such Subsidiaries are referred to hereinafter each individually as a “Guarantor”, and individually and collectively, jointly and severally, as the “Guarantors”; and together with Borrowers, each a “Loan Party” and collectively, the “Loan Parties”).

WHEREAS, the Borrowers, Agent and the lenders party thereto from time to time (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) are parties to that certain Credit Agreement, dated as of July 17, 2007, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of February 14, 2008, as further amended by that certain Amendment No. 2 to Credit Agreement and Consent, dated as of June 30, 2008 and as further amended by that certain Amendment No. 3 to Credit Agreement and Consent, dated as of October 29, 2008 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement);

WHEREAS, the Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement; and

WHEREAS, Agent and the Lenders are willing to amend the Credit Agreement, subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.

2.           Amendments to the Credit Agreement.

(a)           Amendment to Definitions.  Schedule 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by deleting the definition of “Base Rate Margin” and “LIBOR Rate Margin” in their entirety and replacing them, as applicable, with the following:

““Base Rate Margin” means (a) in the case of Advances that are Base Rate Loans, 0.75 percentage points, and (b) in the case of a portion of the Term Loan that is a Base Rate Loan, 1.25 percentage points.

“LIBOR Rate Margin” means (a) in the case of Advances that are LIBOR Rate Loans, 3.00 percentage points, and (b) in the case of a portion of the Term Loan that is a LIBOR Rate Loan, 3.50 percentage points.”

(b)           Section 2.6(a) of the Credit Agreement, Interest Rates, is hereby amended and restated by deleting clause (iii) of such subsection in its entirely to read as follows:

“(iii)         otherwise, at a per annum rate equal to Base Rate plus the Base Rate Margin.”

(c)           Section 6.16(a) of the Credit Agreement, Minimum TTM EBITDA, is hereby amended and restated in its entirety to read as follows:

“(a)          Minimum TTM EBITDA.  Permit TTM EBITDA to be less than (i) $13,000,000 as of the end of the fiscal quarters ending March 31, 2009, June 30, 2009 and September 30, 2009, (ii) $13,500,000 as of the end of the fiscal quarters ending December 31, 2009 and March 31, 2010, and (iii) $14,000,000 as of the end of each fiscal quarter thereafter.”

(d)            Section 6.16(b) of the Credit Agreement, Fixed Charge Coverage Ratio, is hereby amended and restated in its entirety to read as follows:

“(b)          Fixed Charge Coverage Ratio.  Have a Fixed Charge Coverage Ratio, measured on a quarterly basis, less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
0.75:1.0	For the 12- month period ending March 31, 2009
0.75:1.0	For the 12- month period ending June 30, 2009
0.75:1.0	For the 12- month period ending September 30, 2009
0.80:1.0	For the 12- month period ending December 31, 2009
0.80:1.0	For the 12- month period ending March 31, 2010
0.85:1.0	For the 12- month period ending June 30, 2010
0.90:1.0	For the 12- month period ending September 30, 2010
0.95:1.0	For the 12- month period ending December 31, 2010
1.0:1.0	For the 12- month period ending March 31, 2011 and ending each fiscal quarter thereafter”

3.           Conditions to Effectiveness.  The effectiveness of this Amendment are subject to the fulfillment, in a manner satisfactory to Agent and the Lenders, of each of the following conditions precedent (the date such conditions are fulfilled or waived by Agent and the Lenders is hereinafter referred to as the “Amendment No. 4 Effective Date”):

(a)           Representations and Warranties; No Event of Default.  The representations and warranties herein, in Section 4 of the Credit Agreement and in each other Loan Document and certificate or other writing delivered to Agent and the Lenders pursuant hereto on or prior to the Amendment No. 4Effective Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Amendment No. 4 Effective Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date), and no Default or Event of Default shall have occurred and be continuing on the Amendment No. 4 Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b)           Payment of Fees, Etc.  The Borrowers shall have paid all fees, costs, expenses and taxes payable on the Amendment No. 4 Effective Date by the Borrowers pursuant to Section 17.10 of the Credit Agreement.

(c)           Delivery of Documents.  Agent and the Lenders shall have received the following, each in form and substance satisfactory to Agent and, unless indicated otherwise, dated the Amendment No. 4 Effective Date:

(i)               counterparts of this Amendment, duly executed by the Required Lenders, Agent and each Loan Party;

(ii)              a fully executed copy of the second amendment to the limited guaranty of H&H, duly executed by Second Lien Agent and H&H, whereby the limit of such guaranty shall be increased from $7,000,000 to $12,000,000;

(iii)             a fully executed copy of an amendment (or similar agreement), in form and substance reasonably satisfactory to Agent, duly executed by the Loan Parties, Second Lien Agent, and Second Lien Lenders amending to the corresponding provisions of the Second Lien Credit Agreement;

(iv)             counterpart of the consent to the Intercreditor Agreement, duly executed by Agent and Second Lien Agent and acknowledged by each Loan Party, which shall contain the consent by Agent and Second Lien Agent to the amendments, including, without limitation, the increase in the interest rates;

(v)              a certificate of an officer of each Loan Party, certifying that such Loan Party has not amended or otherwise modified (A) its charter, certificate of formation or other organizational document or (B) its by-laws, operating agreement or other similar agreement, in each case since the Closing Date (or, if any such organizational document has been amended or otherwise modified, attaching a true, correct and complete copy of such amendment or modification);

(vi)             a certificate of an officer of each Loan Party, certifying as to the matters set forth in subsection (a) of this Section 3;

(vii)            such other agreements, instruments, approvals, opinions and other documents as Agent may reasonably request.

4.           Representations and Warranties.  Each of Borrowers and the Guarantors represents and warrants as follows:

(a)           The execution, delivery and performance by Borrowers or such Guarantor of this Amendment and the performance by the Borrowers or such Guarantor of the Credit Agreement, as amended hereby, have been duly authorized by all necessary action, and the Borrowers or such Guarantor has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform its obligations under the Credit Agreement, as amended hereby.

(b)           This Amendment and the Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrowers or such Guarantor, enforceable against the Borrowers or such Guarantor in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(c)           The representations and warranties contained in Section 4 of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Amendment No. 4 Effective Date as though made on and as of the Amendment No. 4 Effective Date (except to the extent such representations and warranties expressly relate to an earlier date), and no Event of Default or Default has occurred and is continuing on and as of the Amendment No. 4 Effective Date, or would result from this Amendment becoming effective in accordance with its terms.

5.           Reaffirmations and Acknowledgments.

(a)           Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Borrowers of this Amendment and jointly and severally ratify and confirm the terms of the Guaranty contained in Section 3 of the Credit Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder.

(b)           Acknowledgment of Security Interests. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and Liens granted to Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

6.           Miscellaneous.

(a)          Continued Effectiveness of the Credit Agreement.  Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Amendment No. 4 Effective Date (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to the “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment.  To the extent that the Credit Agreement or any other Loan Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of Agent and the Lenders (including the Issuing Lender) under the Credit Agreement or any other Loan Document, nor constitute an amendment of any provision of the Credit Agreement or any other Loan Document.

(b)          No Waiver.  This Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Credit Agreement or any other Loan Document, and Agent and the Lenders expressly reserve all of their rights and remedies under the Credit Agreement and the other Loan Documents, under applicable law or otherwise.  The waivers, consents and modifications herein are limited to the specific instances and for the specific purposes set forth herein, shall not apply to any facts or occurrences other than those on which the same are based, shall not excuse the future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(c)          Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(d)          Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(e)          Costs and Expenses.  The Borrowers agree to pay on demand all reasonable fees, costs and expenses of Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

(f)           Amendment as Loan Document.  The Borrowers and each Guarantor hereby acknowledge and agree that this Amendment constitutes a “Loan Document” under the Credit Agreement.  Accordingly, it shall be an Event of Default under the Credit Agreement if (i) any representation or warranty made by the Borrowers or any Guarantor under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) the Borrowers or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(g)          Governing Law.  This Amendment shall be governed by the laws of the State of New York.

(h)          Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWERS:	ARLON, INC., a Delaware corporation

	By:	/s/
Title:

ARLON VISCOR LTD., a Texas limited partnership

	By:	Arlon Partners, Inc.,
Its General Partner

	By:	/s/
Title:

ARLON SIGNTECH, LTD., a Texas limited partnership

	By:	Arlon Partners, Inc.,
Its General Partner

	By:	/s/
Title:

KASCO CORPORATION, a Delaware corporation

	By:	/s/
Title:

SOUTHERN SAW ACQUISITION CORPORATION, a Delaware corporation

	By:	/s/
Title:

PARENT:	BAIRNCO CORPORATION, a Delaware corporation

	By:	/s/
Title:

SUBSIDIARY GUARANTORS:	ARLON PARTNERS, INC., a Delaware corporation

	By:	/s/
Title:

ARLON MED INTERNATIONAL LLC, a Delaware limited liability company

	By:	/s/
Title:

ARLON ADHESIVES & FILMS, INC., a Texas corporation

	By:	/s/
Title:

KASCO MEXICO LLC, a Delaware limited liability company

	By:	/s/
Title:

AGENT AND LENDERS:	WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender, on behalf of itself and its affiliate assigns

	By:	/s/
Title: